WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 1 Compensation Clawback Policy Global Employees Effective October 2, 2023 Overview The Board of Directors (the “Board”) of Warner Bros. Discovery, Inc. (the “Company”) has adopted this Compensation Clawback Policy (the “Policy”), which provides for the recovery of incentive compensation from Covered Executives (as defined below) under certain circumstances, consistent with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”). Scope This Policy applies to Incentive-Based Compensation (as defined below) received by a Covered Executive (as defined below): • after beginning services as a Covered Executive; • who served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; and • while the Company had a listed class of securities on a national securities exchange. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure (as defined below) specified in the Incentive- Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 2 Administration Except as specifically set forth herein, this Policy is administered by the Compensation Committee of the Board (the “Administrator”). The Administrator is authorized to interpret this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and may consult with the full Board or other committees of the Board. The Administrator’s determinations will be final and binding. The Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Definitions As used in this Policy, the following definitions apply: “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. “Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months will count as a completed fiscal year). The “date on which the Company is

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 3 required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board or the Audit Committee of the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed. “Covered Executives” means the Company’s current and former executive officers, as determined by the Board in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards. A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include, but are not limited to, the following (and any measures derived from the following): • Company stock price; • total shareholder return; • revenues; • net income; • operating income; • profitability of one or more reportable segments;  • financial ratios (e.g., accounts receivable turnover rate); • earnings before interest, taxes, depreciation and amortization (“EBITDA”); • funds from operations and adjusted funds from operations; • liquidity measures (e.g., working capital, operating cash flow, free cash flow); • return measures (e.g., return on invested capital, return on assets); • earnings measures (e.g., earnings per share); • revenue per subscriber, or average revenue per subscriber, where revenue is subject to an Accounting Restatement;

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 4 • cost per employee, where cost is subject to an Accounting Restatement; • any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and • tax basis income. A Financial Reporting Measure does not need to be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission. “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Required Recoupment of Erroneously Awarded Compensation In the event the Company is required to prepare an Accounting Restatement, the Company will promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated in accordance with the below, during the Applicable Period. Amount Subject to Recovery The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts. Erroneously Awarded Compensation = Total Incentive-Based Compensation Received by the Covered Executive minus Incentive-Based Compensation Determined Based on Accounting Restatement

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 5 The Administrator will determine Erroneously Awarded Compensation without regard to any taxes paid by the Covered Executive on the Erroneously Awarded Compensation. In addition, with respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery includes, but is not limited to, the amount contributed to any account based on Erroneously Awarded Compensation and any earnings accrued to date on that amount. Matching contributions contributed to the Company’s 401(K) Plan are not subject to clawback. For Incentive-Based Compensation based on stock price or total shareholder return: • the Administrator will determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and • the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq Stock Market (“Nasdaq”). Compensation Not Subject to Recovery Recovery of compensation is not required: • for compensation received while an individual was serving in a non-executive capacity prior to becoming a Covered Executive; or • from any individual who is a Covered Executive on the date on which the Company is required to prepare an Accounting Restatement but who was not a Covered Executive at any time during the performance period for which the Incentive-Based Compensation is received.

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 6 Method of Recoupment The Administrator will determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation, which may include, without limitation: • seeking reimbursement of all or part of any cash or equity-based award; • canceling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; • canceling or offsetting against any planned future cash or equity-based awards; • forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; and • any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable under another Company plan or program, including base salary, annual cash incentives or bonuses and compensation previously deferred by the Covered Executive. Exceptions to Recoupment The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements: • The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 7 to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq; • Recovery would violate laws of the United States adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of U.S. laws, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or • Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. For the avoidance of doubt, matching contributions made to a Company 401(k) Plan are not subject to clawback. No Indemnification of Covered Executives Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company will not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy. Administrator Indemnification Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, will not be personally liable for any action, determination or interpretation made with respect to this Policy and will be indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 8 foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law or Company policy. Effective Date This Policy is effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy will apply to Incentive-Based Compensation received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date. Amendment; Termination The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. Retroactive Recoupment Subject to applicable law, the Administrator may affect recovery of Erroneously Awarded Compensation under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date. Other Recoupment Rights The Board intends for this Policy to be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, compensation plan documents or similar agreement

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 9 and any other legal remedies available to the Company, including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002. Company Claims Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, will limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from the Covered Executive’s actions or omissions. Successors This Policy is binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. Exhibit Filing Requirement A copy of this Policy and any amendments thereto will be posted on the Company’s website and filed as an exhibit to the Company’s Annual Report on Form 10-K. Questions about the Policy Any questions regarding this Policy should be directed to the Company’s General Counsel or its Chief People and Culture Officer.

WARNER BROS. DISCOVERY, INC. | COMPENSATION CLAWBACK POLICY | OCTOBER 2023 10 EXHIBIT A Compensation Clawback Policy Acknowledgment (to be signed by each Covered Executive) I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Warner Bros. Discovery, Inc. Compensation Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy. By: Name: Title: Date